Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees

ING Investors Trust

We consent to the use of our report dated February 28, 2007, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

July 26, 2007